EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT


The Manager
         DaimlerChrysler Services North America LLC, as Servicer of CARCO Auto Loan Master Trust and
         DaimlerChrysler Master Owner Trust

We consent to the use of our report dated March 20, 2003, with respect to the statements of assets, liabilities and equity arising from cash transactions of CARCO Auto Loan Master Trust as of December 31, 2002 and 2001, and the related statements of cash receipts and disbursements for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference, and to the use of our report dated March 20, 2003, with respect to the statement of assets, liabilities and equity arising from cash transactions of DaimlerChrysler Master Owner Trust as of December 31, 2002, and the related statement of cash receipts and disbursements for the period from June 1, 2002 (inception) through December 31, 2002, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

Our reports contain explanatory language stating that the financial statements were prepared on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Detroit, Michigan
June 19, 2003